Sub-Item 77O
Rule 10f-3 Transactions


                         THE DREYFUS/LAUREL FUNDS TRUST
                       DREYFUS PREMIER MANAGED INCOME FUND

On September 14, 2006, The Dreyfus/Laurel Funds Trust - Dreyfus Premier Managed Income Fund (the "Fund") purchased, at par value, $250,000 in corporate bonds of Anadarko Petroleum Corporation - CUSIP # 032511AW7 (the "Bonds"). The Bonds were purchased from Credit Suisse First Boston ("Credit Suisse"), a member of the underwriting syndicate offering the Bonds, from their own account. Mellon Financial Markets, LLC, an affiliate of the Fund, was a member of the syndicate but received no benefit in connection with the transaction. Credit Suisse received an underwriting spread of 3.50% per Bond. None of the other members received any economic benefit. The following is a list of the syndicate's primary members:

                           Bank of America Securities
                               BMO Capital Markets
                                   BNP Paribas
                                Calyon Securities
                                    Citigroup
                           Credit Suisse First Boston
                                  Deutsche Bank
                                 DnB Nor Markets
                                  Goldman Sachs
                             LaSalle Capital Markets
                          Mellon Financial Markets, LLC
                            Mitsubishi UFJ Securities
                                 Morgan Stanley
                              RBS Greenwich Capital
                                 Scotia Capital
                                 Societe General
                               Wachovia Securities

Accompanying this statement are materials presented to the Board of Trustees of The Dreyfus/Laurel Funds Trust - Dreyfus Premier Managed Income Fund, which ratified the purchase as in compliance with the Fund's Rule 10f-3 Procedures, at the Fund's Board meeting held on October 26, 2006.